EXHIBIT 2

AGREEMENT OF JOINT FILING

The undersigned hereby agree that the attached Schedule 13D/A, together with any and all amendments thereto, is filed on behalf of each of us, pursuant to Rule 13d-1 of the General Rules and Regulations of the Securities and Exchange Commission.  This Agreement may be executed in several counterparts, each of which may be deemed to be an original, but all of which together will constitute one and the same Agreement.

Date: October 15, 2008
Mr. Nassef Sawiris

Signature:	/s/ NASSEF SAWIRIS

Date: October 15, 2008
Mr. Philip Norman

Signature:	/s/ PHILIP NORMAN

Date: October 15, 2008
By:	NNS Holding Mr. Nassef Sawiris
Title:	Director

Signature:	/s/ NASSEF SAWIRIS